Exhibit 99.1

Howard Bancorp, Inc. Reports First Quarter 2019 Results

BALTIMORE--(BUSINESS WIRE)--April 23, 2019--Howard Bancorp, Inc. (“Howard Bancorp” or the “Company”) (Nasdaq: HBMD), the parent company of Howard Bank (“Howard Bank” or the “Bank”), today reported its financial results for the quarter ended March 31, 2019. A summary of results for and other developments during the first quarter of 2019 is as follows:

  Net income was $4.3 million for the three months ended March 31, 2019, compared to $146 thousand for the three month period ended December 31, 2018, and a net loss of $5.7 million for the first three months of 2018. Earnings were $0.22 per basic and diluted common share for the three months ended March 31, 2019, compared to $0.01 per share for the three months ended December 31, 2018 and a loss of $0.43 per share for the first quarter of 2018. Net income for the first quarter of 2019 benefitted from a reduced level of operating expenses partially offset by an increased provision for credit losses. The fourth quarter of 2018 results were impacted by a large provision expense related to one borrower, and by higher expenses from the closure of several leased offices. The net loss for the first quarter of 2018 was driven by nearly $13.2 million in pretax merger related expenses.
  Total assets at March 31, 2019 were $2.25 billion, which declined by $16.0 million or one percent compared to assets of $2.26 billion at December 31, 2018. Total portfolio loans were relatively unchanged, both when comparing period end loans at December 31, 2018 versus March 31, 2019, and the average loans for each three month period. Although new loan originations continued at strong levels, these new loans were offset by both unscheduled pay-offs on loans as well as repayments of principal on outstanding lines of credit. In a challenging yield curve environment, given the yields on new investments compared to the incremental cost of funds, we did not reinvest all of the principal from scheduled maturities, instead, we intentionally decreased the period end size of our available for sale investment portfolio from $223.9 million at December 31, 2018 to $191.9 million at March 31, 2019, a decline of $32.0 million or 14%.
  Deposits levels were also relatively unchanged, when comparing period end balances at December 31, 2018 versus March 31, 2019, although the average balances for total deposits increased by $21.6 million or 1% for the first quarter of 2019 compared to the fourth quarter of 2018. We were able to reduce our borrowed funds by $26.3 million or 10.0% when comparing borrowings of $276.7 million at December 31, 2018 to the $250.4 million in borrowed funds at March 31, 2019.

  Total common shareholders’ equity increased by $5.8 million or 2%, from $294.7 million at December 31, 2018 to $300.5 million at March 31, 2019. This increase was primarily driven by the $4.3 million in quarterly net income, and supplemented by an increase in the unrealized gain on our investment portfolio, which increased from $373 thousand at December 31, 2018 to $1.7 million at March 31, 2019. In addition to the increased total common shareholders equity, our tangible common equity (total common equity less goodwill & other intangible assets) increased from $212.5 million at December 31, 2018 to $223.9 million at March 31, 2019, an increase of $11.4 million or 5.4%. This additional $5.5 million increase in tangible common equity results from lower levels of intangible assets, with approximately $800 thousand less in our core deposit intangible from normal amortization expense, and a decrease of $4.7 million in the level of goodwill associated with our acquisition of First Mariner Bank. In the merger, we acquired $43.9 million of Bank Owned Life Insurance (“BOLI”) whose accumulated earnings were initially not tax exempt due to late 2017 changes in the tax law, which increased the original amount of goodwill generated. In the first quarter of 2019, new regulations were proposed which rectifies this tax exemption issue, and permitted us to adjust our deferred tax liability associated with the acquired BOLI and reduce the goodwill amount.
  In order to provide for continued growth and supplement our regulatory capital ratios, we issued $25 million of subordinated debt in the fourth quarter of 2018 ($20 million of which was used to increase the capital of the Bank). As a result of the first quarter earnings, the issuance of the subordinated debt, and the reduced intangible levels, the Company’s tangible and regulatory risk based capital positions have increased significantly over the last year to support our continued growth:

	March 31, 2019	December 31, 2018	March 31, 2018

Total common equity	$300,529,000	$294,683,000	$291,708,000
Tangible common equity	$223,882,000	$212,504,000	$205,735,000
Book value per share	$15.77	$15.48	$15.36
Tangible book value per share	$11.75	$11.16	$10.83
Leverage ratio	9.04%	8.91%	12.53%
Tier I risk-based capital ratio	10.58%	10.16%	10.04%
Total risk-based capital ratio	12.62%	12.31%	10.59%
Tangible common equity ratio	10.30%	9.73%	10.09%

For the Three Months Ended March 31, 2019

Interest income of $22.8 million for the first quarter of 2019 increased by $356 thousand or 1.59% from the $22.4 million recorded in the fourth quarter of 2018. Although the quarterly average balances of our portfolio loans were modestly higher, and the yield on portfolio loans increased by 8 basis points for the first quarter of 2019 compared to the fourth quarter of 2018, the interest income on loans for the first quarter declined by $94 thousand due to the fewer days in the first quarter of 2019. The increase in our investment securities portfolio late in the fourth quarter of 2018 increased the average balances of the securities by $46 million for the first quarter of 2019, which generated the $414 thousand increase in interest income.

Interest expense of $5.3 million increased by $825 thousand or 18% for the first quarter of 2019 compared to the fourth quarter of 2018. Interest expense on deposits increased by $425 thousand for the first quarter of 2019 over the fourth quarter in 2018 due to both a $29 million or 2% increase in the average balance of interest bearing deposits, and an increase in the weighted average rates paid on deposits. For the first quarter of 2019, our cost of interest bearing deposits increased by 14 basis points compared to the fourth quarter of 2018, which represents a slower pace of growth than we have experienced in recent quarters. In addition to the higher interest expense on deposits for the first quarter of 2019, we had an increase in our interest expense on borrowed funds of $389 million, primarily from the subordinated debt issued late in the fourth quarter of 2018.

Overall, net interest income of $17.4 million for the first quarter of 2019 was lower than the $17.9 million in the fourth quarter of 2018 by $469 thousand as the increased interest expense outpaced the growth in interest income during the first quarter of 2019. We had a net interest margin (“NIM”) of 3.64% for the first quarter of 2019 while for the fourth quarter of 2018 our NIM was 3.74%. This ten basis point decrease in our NIM was in line with our expectations given the issuance of the subordinated debt in late 2018. Because of the volatility of the additional interest income from purchase accounting adjustments, the NIM can fluctuate from period to period. The following table represents the NIM as reported each quarter, and the more stable NIM excluding the impact of the additional interest income due to the purchase accounting measures:

	2019	2018
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter

Excluding Fair Value Loan Impact (1)	3.54%	3.64%	3.66%	3.74%	3.51%

As Reported	3.64%	3.74%	3.91%	3.84%	3.55%

(1)

The core NIM excludes the impact of purchase accounting adjustments on net interest income and is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to its comparable GAAP measure, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

Our provision for credit losses for both the first quarter of 2019 and the fourth quarter of 2018, was higher than recent trends, due largely to a large loss on one customer. In the fourth quarter of 2018, we incurred a provision of $2.4 million as we established a reserve for one customer, in the first quarter, we charged off $2.2 million related to that same loan. Although we had a reserve for the amount of the loss incurred, charging off that loan in the first quarter increased our historic loss rates, which impacts the calculation of our general loan loss allowance.

Active asset quality management has resulted in a decrease in our non-performing loans of $3.8 million or 15%, from $24.7 million in non-performing loans at December 31, 2018 to $20.9 million at March 31, 2019. The ratio of non-performing loans to total loans decreased from 1.50% at the end of 2018 to 1.27% at March 31, 2019, and the ratio of non-performing assets to total assets similarly declined from 1.28% to 1.13% for the same periods.

First quarter 2019 noninterest revenues of $4.5 million were $853 thousand or 23% higher than the $3.7 million recorded in the fourth quarter of 2018. Mortgage related revenues were $507 thousand or 34% higher for the first quarter of 2019 compared to the fourth quarter of 2018, largely due to an increase in mortgage originations in March 2019 which totaled $38.7 million, and was the highest level of loans originated for sale in the last six months. Also impacting noninterest income for the first quarter of 2019 was the receipt of a $300 thousand prepayment penalty on one large early paid off loan that occurred in the quarter, and is the primary driver of the increased revenues when comparing the $2.6 million in banking related noninterest revenues for the first quarter of 2019 to the $2.2 million recorded in the fourth quarter of 2018.

Unlike most of the prior quarters of 2018, first quarter 2019 noninterest expenses did not include merger and/or restructuring related costs. Our total noninterest expenses were $14.9 million for the first three months of 2019, and represent a decline of $3.6 million compared to the fourth quarter of 2018. The fourth quarter of 2018 included approximately $3.0 million in additional costs related to restructuring activities. Compensation expenses of $8.0 million representing 54% of our noninterest expenses for the first quarter of 2019 were $531 thousand or 7% higher than the fourth quarter of 2018. First quarter compensation expenses are generally higher each year as many tax and benefit expenses with annual maximums are reset in the first quarter each year. Many of these then decline for the remainder of the year. Occupancy expenses are generally the second highest category of expenses, and totaled $1.6 million for the first quarter of 2019, which is a decrease of $2.9 million or 65% compared to the fourth quarter of 2018. However, the fourth quarter of 2018 included $2.5 million of restructuring costs, so excluding these, we experienced a core reduction in occupancy costs of $395 thousand or 20% for the first quarter of 2019. Also impacting fourth quarter of 2018 noninterest expense was a write down in the carrying value of two OREO properties, which resulted in an expense of $352 thousand as a valuation adjustment in the quarter. No such OREO adjustments were recorded in the first quarter of 2019. First quarter 2019 noninterest expenses continue to be escalated by the nearly $800 thousand core deposit intangible amortization expense associated with the acquisition but the accelerated and declining nature of that expense will also be lessened going forward.

Chairman and CEO Mary Ann Scully noted “The financial rewards of the integration of the transformational acquisition of First Mariner show themselves more starkly in this first quarter of 2019 The scale promised with a larger operating base and the noninterest expense reductions promised after a year of restructuring are becoming clearer. We continue to focus on other opportunities associated with optimizing how we deliver banking services in a digital age and expect our core operating costs to continue to modestly decline.

“We are, as always, very focused on asset quality and in addition to reducing the level of non- performing assets - both acquired and organically originated - are ensuring that our reserve levels are stronger as we move forward in a very 'long in the tooth' economic recovery.

“The true promise inherent in the acquisition was around our positioning as the largest locally headquartered bank in the greater Baltimore region. That leveraging of local market knowledge and commitment to a receptive small and medium sized business base target combined with independent local and not delegated decision making is beginning to show rewards with healthy loan originations and an even healthier pipeline. Competition remains fierce as it often does at this point in the cycle most especially in the more transactional commercial real estate portfolio. We remain extremely disciplined in our underwriting and loan structuring. However our advantageous mix of funding, and our lower cost of funding allows us to offer competitive loan pricing with targeted stronger relationship credits - both CRE and C&I.

“Our capital base also positions us well for both the opportunities of our market position and the challenges of any softer economic environments. The sub debt issuance last year and sustainably higher earnings are the primary factors in building that cushion.

“We look forward to the advantages that our position in this market provides us.”

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to Howard’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond Howard’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which Howard operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; Howard’s level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of Howard’s operations including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; Howard’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; any impairment of Howard's goodwill or other intangible assets; system failure or cybersecurity breaches of Howard's network security; Howard's ability to recruit and retain key employees; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, including those discussed in the Howard’s Form 10-K for the year ended December 31, 2018 and other documents filed by Howard with the Securities and Exchange Commission from time to time. Forward-looking statements are as of the date they are made, and Howard does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Howard.

Additional information is available at www.howardbank.com.

HOWARD BANCORP, INC.

	Three months ended
(Dollars in thousands, except per share data.)	Mar 31	Dec 31	Mar 31
Income Statement Data:	2019	2018	2018
Interest income	$22,784	$22,428	$14,360
Interest expense	5,310	4,485	2,212
Net interest income	17,474	17,943	12,148
Provision for credit losses	1,725	2,850	1,120
Noninterest income	4,535	3,683	4,704
Merger and restructuring expenses	-	88	9,975
Other noninterest expense	14,857	18,334	13,175
Pre-tax income/(loss)	5,427	353	(7,419)
Federal and state income tax expense/(benefit)	1,171	207	(1,744)
Net income/(loss)	4,256	146	(5,675)

Per share data and shares outstanding:
Net income/(loss) per common share-basic	$0.22	$0.01	$(0.43)
Book value per common share at period end	$15.77	$15.48	$15.36
Tangible book value per common share at period end	$11.75	$11.16	$10.83
Average common shares outstanding	19,052,694	19,035,316	13,080,614
Shares outstanding at period end	19,059,485	19,039,347	18,991,026

Financial Condition data:
Total assets	$2,250,559	$2,266,514	$2,124,701
Loans receivable (gross)	1,647,178	1,649,751	$1,605,477
Allowance for credit losses	(8,754)	(9,873)	$(6,148)
Other interest-earning assets	323,697	351,917	$240,824
Transaction deposits	654,346	656,522	$566,378
Total deposits	1,673,468	1,685,806	$1,549,959
Borrowings	250,363	276,653	$271,982
Total shareholders' equity	300,529	294,683	$291,708
Common equity	300,529	294,683	$291,708

Average assets	$2,217,122	$2,165,535	$1,523,140
Average shareholders' equity	297,513	295,826	186,789
Average common shareholders' equity	297,513	295,826	186,789

Selected performance ratios:
Return on average assets	0.78%	0.03%	(1.51)%
Return on average common equity	5.80%	0.19%	(12.32)%
Net interest margin(1)	3.64%	3.74%	3.55%
Efficiency ratio(2)	67.50%	85.19%	137.38%

Asset quality ratios:
Nonperforming loans to gross loans	1.27%	1.50%	1.89%
Allowance for credit losses to loans	0.53%	0.60%	0.38%
Allowance for credit losses to nonperforming loans	41.81%	39.94%	20.26%
Nonperforming assets to loans and other real estate	1.53%	1.76%	2.20%
Nonperforming assets to total assets	1.13%	1.28%	1.67%

Capital ratios:
Leverage ratio	9.04%	8.91%	12.53%
Tier I risk-based capital ratio	10.58%	10.16%	10.04%
Total risk-based capital ratio	12.62%	12.31%	10.59%
Average equity to average assets	13.42%	13.66%	12.26%

(1) Net interest margin is net interest income divided by average earning assets.
(2) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share amounts)	PERIOD ENDED
	March 31,	December 31,	Sept 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
ASSETS:
Cash and cash equivalents:
Cash and due from banks	$97,054	$100,976	$101,292	$103,678	$76,570
Federal funds sold	408	522	366	363	968
Total cash and cash equivalents	97,462	101,498	101,658	104,041	77,538

Interest bearing deposits with banks	-	-	-	3,920	3,920

Investment Securities:
Available-for-sale	191,860	223,858	125,673	127,530	87,613
Held-to-maturity	9,250	9,250	9,250	9,250	9,250
Federal Home Loan Bank stock, at cost	11,050	11,786	10,511	14,485	12,700
Total investment securities	212,160	244,894	145,434	151,265	109,563

Loans held-for-sale	26,815	21,261	28,253	55,956	69,886

Loans:	1,647,178	1,649,751	1,624,484	1,609,978	1,605,478
Allowance for credit losses	(8,754)	(9,873)	(7,224)	(6,619)	(6,148)
Net loans	1,638,424	1,639,878	1,617,260	1,603,359	1,599,330

Accrued interest receivable	7,244	6,941	6,488	6,057	5,948

Bank premises and equipment, net	44,721	45,137	49,765	51,662	51,136

Other assets:
Goodwill	65,949	70,697	71,824	71,278	72,001
Bank owned life insurance	74,601	74,153	73,699	73,245	72,824
Other intangibles	10,698	11,482	12,282	13,116	13,972
Other assets	72,485	50,573	46,756	48,350	48,583
Total other assets	223,733	206,905	204,561	205,989	207,380
Total assets	$2,250,559	$2,266,514	$2,153,419	$2,182,249	$2,124,701

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Total transaction deposits	$654,346	$656,522	$618,299	$626,511	$566,378
Interest bearing non-transaction deposits	1,019,122	1,029,284	1,006,330	939,133	983,581
Total deposits	1,673,468	1,685,806	1,624,629	1,565,644	1,549,959
Borrowed funds	250,363	276,653	227,953	316,688	271,982
Other liabilities	26,199	9,372	7,287	10,447	11,052
Total liabilities	1,950,030	1,971,831	1,859,869	1,892,779	1,832,993
Shareholders' equity:
Common stock – $.01 par value	191	190	190	190	190
Additional paid-in capital	276,128	275,843	275,770	275,581	275,490
Retained earnings	22,533	18,277	18,131	14,152	16,429
Accumulated other comprehensive income/(loss), net	1,677	373	(541)	(453)	(401)
Total shareholders' equity	300,529	294,683	293,550	289,470	291,708
Total liabilities and shareholders' equity	$2,250,559	$2,266,514	$2,153,419	$2,182,249	$2,124,701

Capital Ratios - Howard Bancorp, Inc.
Tangible Capital	$223,881	$212,504	$209,444	$205,075	$205,735
Tier 1 Leverage (to average assets)	9.04%	8.91%	8.86%	8.76%	12.53%
Common Equity Tier 1 Capital (to risk weighted assets)	10.58%	10.16%	10.39%	10.24%	10.04%
Tier 1 Capital (to risk weighted assets)	10.58%	10.16%	10.39%	10.24%	10.04%
Total Capital Ratio (to risk weighted assets)	12.62%	12.31%	11.01%	10.83%	10.59%

ASSET QUALITY INDICATORS
Non-performing assets:
Total non-performing loans	$20,936	$24,722	$27,437	$28,672	$30,354
Real estate owned	4,392	4,392	4,097	4,115	5,135
Total non-performing assets	$25,328	$29,114	$31,534	$32,787	$35,489

Non-performing loans to total loans	1.27%	1.50%	1.69%	1.78%	1.89%
Non-performing assets to total assets	1.13%	1.28%	1.46%	1.50%	1.67%
ALLL to total loans	0.53%	0.60%	0.44%	0.41%	0.38%
ALLL to non-performing loans	41.81%	39.94%	26.33%	23.08%	20.25%

Average Balance and Yields

	Three months ended March 31,			Three months ended December 31,			Three months ended March 31,
	2019			2018			2018
(dollars in thousands)	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
Earning assets
Loans and leases:
Commercial loans and leases	$329,393	$4,225	5.20%	$354,649	$4,552	5.09%	$240,424	$2,800	4.72%
Commercial real estate	649,913	8,110	5.06	644,699	8,202	5.05	502,892	5,763	4.65
Construction and land	126,719	1,822	5.83	118,070	1,705	5.73	86,325	1,054	4.95
Residential real estate	480,694	5,571	4.70	464,865	5,307	4.53	321,517	3,314	4.18
Consumer	53,687	647	4.89	56,076	703	4.98	18,972	240	5.14
Total loans and leases	1,640,406	20,375	5.04	1,638,359	20,469	4.96	1,170,130	13,171	4.56
Loans held for sale	16,552	191	4.68	21,106	246	4.63	43,623	407	3.79
Other earning assets	67,459	362	2.18	64,989	271	1.65	61,856	214	1.40
Securities:
U.S. Treasury	-	-		489	1	0.81	1,493	3	0.84
U.S. Gov agencies	111,417	762	2.77	99,185	609	2.44	61,317	206	1.36
Mortgage-backed	89,583	727	3.29	55,670	439	3.13	26,257	169	2.61
Corporate debentures	9,250	143	6.25	9,250	143	6.13	9,273	143	6.23
Other investments	13,277	224	6.84	12,919	250	7.67	14,018	47	1.37
Total securities	223,527	1,856	3.37	177,513	1,442	3.22	112,358	568	2.05
Total earning assets	1,947,944	22,784	4.74	1,901,967	22,428	4.68	1,387,967	14,360	4.20
Cash and due from banks	14,647			16,783			11,561
Bank premises and equipment, net	45,016			49,529			30,582
Other assets	219,480			204,930			97,025
Less: allowance for credit losses	(9,965)			(7,674)			(3,995)
Total assets	$2,217,122			$2,165,535			$1,523,140
Interest-bearing liabilities
Deposits:
Interest-bearing demand accounts	$225,552	293	0.53%	$204,662	255	0.49%	$101,029	$62	0.25%
Money market	356,057	613	0.70	372,697	627	0.67	302,680	355	0.48
Savings	137,722	58	0.17	139,236	59	0.17	88,042	33	0.15
Time deposits	528,017	2,600	2.00	501,654	2,198	1.74	332,123	900	1.10
Total interest-bearing deposits	1,247,348	3,564	1.16	1,218,249	3,139	1.02	823,874	1,350	0.66
Short-term borrowings	100,138	581	2.35	87,271	347	1.58	191,674	690	1.46
Long-term borrowings	137,721	1,165	3.43	134,669	999	2.94	24,309	172	2.88
Total interest-bearing funds	1,485,207	5,310	1.45	1,440,189	4,485	1.24	1,039,857	2,212	0.86
Noninterest-bearing deposits	418,816			426,336			289,313
Other liabilities	15,586			3,184			7,181
Total liabilities	1,919,609			1,869,709			1,336,351
Shareholders' equity	297,513			295,826			186,789
Total liabilities & equity	$2,217,122			$2,165,535			$1,523,140
Net interest rate spread		$17,474	3.29%		$17,943	3.44%		$12,148	3.34%
Effect of noninterest-bearing funds			0.34			0.30			0.21
Net interest margin on earning assets			3.64%			3.74%			3.55%

Unaudited Consolidated Statements of Income	FOR THE THREE MONTHS ENDED
(Dollars in thousands, except per share amounts)
	March 31,	December 31,	Sept 30,	June 30,	March 31,
	2019	2018	2018	2018	2018

Total interest income	$22,784	$22,428	$22,436	$21,165	$14,360
Total interest expense	5,310	4,485	3,789	3,285	2,212
Net interest income	17,474	17,943	18,647	17,880	12,148
Provision for credit losses	(1,725)	(2,850)	(696)	(1,425)	(1,120)
Net interest income after provision for credit losses	15,749	15,093	17,951	16,455	11,028

NON-INTEREST INCOME:
Service charges and other income	2,550	2,205	2,198	2,057	1,034
Mortgage banking income	1,985	1,478	1,658	3,560	3,670

Total non-interest income	4,535	3,683	3,856	5,617	4,704

NON-INTEREST EXPENSE:
Salaries and employee benefits	8,034	7,503	8,691	9,911	7,569
Occupancy expense	1,571	4,493	1,990	2,617	1,550
Marketing expense	457	689	540	1,104	1,005
FDIC insurance	287	424	430	261	153
Professional fees	785	705	743	717	306
Other real estate owned related expense	27	399	83	(3)	22
Merger and restructuring	-	88	(212)	5,698	9,975
Other	3,696	4,122	4,131	4,836	2,570
Total non-interest expense	14,857	18,423	16,396	25,141	23,151

Income/(loss) before income taxes	5,427	353	5,411	(3,069)	(7,419)

Income tax expense/(benefit)	1,171	207	1,432	(791)	(1,744)

NET INCOME/(LOSS)	$4,256	$146	$3,979	$(2,278)	$(5,675)

PRETAX INCOME EXCLUDING MERGER ITEMS	5,427	441	5,199	2,630	2,556

EARNINGS/LOSS) PER SHARE – Basic	$0.22	$0.01	$0.21	$(0.12)	$(0.43)
EARNINGS/(LOSS) PER SHARE – Diluted	$0.22	$0.01	$0.21	$(0.12)	$(0.43)

Average common shares outstanding – Basic	19,052,694	19,035,316	19,025,855	19,002,851	13,080,614
Average common shares outstanding – Diluted	19,066,791	19,041,880	19,035,192	19,002,851	13,080,614

PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.78%	0.03%	0.73%	-0.43%	-1.51%
Return on average common equity	5.80%	0.20%	5.43%	-3.16%	-12.32%
Net interest margin	3.64%	3.74%	3.91%	3.84%	3.55%
Efficiency ratio	67.50%	85.19%	72.86%	107.00%	137.38%
Tangible common equity	10.30%	9.73%	10.12%	9.78%	10.09%

Reconciliation of Non-GAAP Financial Measures

Certain financial measures we use to evaluate our performance and discuss in this release and the accompanying tables are identified as being “non-GAAP financial measures.” Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. In accordance with the rules of the Securities and Exchange Commission, or the SEC, we classify a financial measure as being a non-GAAP (generally accepted accounting principles) financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of operations, balance sheets or statements of cash flows.

The non-GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed in this release when comparing such non-GAAP financial measures.

The Company's management uses non-GAAP financial measures as management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.

  The Company recognizes interest income and interest expense from the amortization and/or accretion of purchase accounting fair value measures incurred in connection with the acquisition of First Mariner that are based upon customer activities, such as prepayments of loans and can create volatility in the reported NIM when measuring comparable periods.

  Following is a reconciliation of the core NIM results excluding the impact of net interest income recognized from purchase accounting adjustments and the GAAP basis information presented in this release:

(in thousands)
	2019	2018
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter

Net Interest Income
As reported (1)	17,474	17,943	18,647	17,880	12,148

Purchase accounting
adjustments on loans
included in interest income	464	488	1,196	481	147

Net Interest Income excluding purchase accounting adjustments (2)	17,010	17,455	17,451	17,400	12,000

Average earning assets	1,947,944	1,901,967	1,890,093	1,868,241	1,387,967

NIM using net interest income

As Reported (1)	3.64%	3.74%	3.91%	3.84%	3.55%

Excluding purchase accounting adjustments (2)	3.54%	3.64%	3.66%	3.74%	3.51%

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020